Exhibit 10.1

PURCHASE AND LICENSE AGREEMENT

This Purchase and License Agreement ("Purchase and License Agreement") is between Nortel Networks Inc. ("Nortel Networks") and Grande Communications Networks, Inc. ("Customer"), effective as of the last date signed and continuing for a period of three (3) years therefrom ("Term"). Additional terms related to Customer's purchase or license of Products or Services may be added by written agreements ("Supplements") referencing the Purchase and License Agreement, collectively referred to as the "Agreement". The Services Supplement is attached hereto and incorporated by reference.

1.   Definitions
a)   "Furnish-only" means Products, which Customer is responsible for installing.
b)   "Hardware" means a Nortel Networks machine or components.
c)   "Products" means any Hardware, Software or Third Party Vendor Items provided under this Agreement.
d)   "Services" mean the activities to be undertaken by Nortel Networks pursuant to an Order, including, but not limited to, engineering, maintenance and installation, implementation, design, consulting, business planning, network planning and analysis.
e)   "Software" means computer programs in object code form or firmware which is owned or licensed by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold. Software consists of machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies.
f)   "Statement of Work" is a document prepared by Nortel Networks and accepted by Customer via a signed Order, describing the deliverables, estimated timelines, assumptions, responsibilities and other relevant terms specific to a project and an Order. A Statement of Work shall be governed by the terms and conditions of, and constitute a part of, this Agreement.
g)   "Third Party Vendor Item" includes "Third Party Hardware" and "Third Party Software" and means any non-Nortel Networks hardware and/or software supplied to Customer under this Agreement.

2.   Orders/Volume Commitments
a)   Customer may acquire Products or Services by issuing a written purchase order signed by an authorized representative or, if Customer is enrolled in any then current Nortel Networks electronic commerce program, by submitting electronic orders (collectively, "Orders"). All Orders shall reference this Agreement and specify the quantity, price, Nortel Networks quotation number, billing instructions, identification of any Services being ordered, installation location, requested delivery dates, requested commencement date for Services, any Statement of Work, and any other special instructions. All Orders will be governed by and cannot alter the terms and conditions of this Agreement. Nortel Networks' written or electronic communication accepting the Order, shipment of Products or commencement of Services will be Nortel Networks' acceptance of Customer's Order. Orders not rejected by Nortel Networks within fifteen (15) days from Order receipt shall be deemed accepted.
b)   If Customer cancels an Order, Customer will be invoiced in accordance with the following:  (i) cancellations that occur between sixty (60) up to thirty-six (36) days prior to the earliest scheduled Product ship date will result in a cancellation fee of ten percent (10%) of the total price of such Order; (ii) cancellations that occur between thirty-five (35) up to fourteen (14) days prior to the earliest scheduled Product ship date will result in a cancellation fee of fifteen percent (15%) of the total price of such Order; and (iii) cancellations that occur less than fourteen (14) days prior to the earliest scheduled Product ship date will result in a cancellation fee of twenty-five percent (25%) of the total price of such Order. Customer may cancel an Order sixty (60) calendar days prior to the earliest scheduled ship date without incurring a cancellation fee. Orders may not be cancelled after shipment of any Product or commencement of any Service under an Order. Customer shall notify Nortel Networks in writing in the event Customer decides to cancel an Order.
c)   During the Term, Customer agrees to purchase and make full payment to Nortel Networks for Products and Services to delivered during the Term in an amount (i.e., price less any applicable discounts, credits or other similar incentives and exclusive of taxes, shipping, handling or other similar charges) totaling not less than five million six hundred thousand dollars ($5,600,000.00USD) ("Volume Commitment"). In the event that Customer fails to achieve such Volume Commitment prior to the expiration or termination of this Agreement, whichever occurs first, Customer shall pay to Nortel Networks a charge equal to thirty percent (30%) of the amount of the Volume Commitment that remains unfulfilled. Customer's purchase/license of Third Party Items shall not count towards the satisfaction of Customer's Volume Commitment.

3.   Consideration for Optical Products and Services.
a)   During the first year of the Term and in consideration of the discounts, terms and conditions provided to Customer in this Agreement, Customer hereby agrees that it will provide Nortel Networks with unbiased consideration with respect to its purchase/license of any optical products and services that Customer purchases for use in its U.S. network ("Consideration for Optical Products and Services").
b)   Prior to a purchase/license of any other vendor's optical products and services that it proposes to purchase/license, Customer shall consider Nortel Networks' optical Products and Services based upon the features, prices, speed of delivery, maintenance, relationship, performance, functionality, delivery and other relevant information and specifications ("Requirements"). If Nortel Networks' optical Products and/or Services substantially meet all of the Requirements, then Customer shall purchase Nortel Networks' optical Products and/or Services. If Customer reasonably and good faith believes that Nortel Networks' optical Products and/or Services do not substantially meet all of the Requirements, then Customer may purchase such other vendor's solution without breach of this provision.
c)   For the purposes of this Section 3 (Consideration for Optical Products and Services), optical products shall include, but not be limited to, the following components: optical amplifiers, switches, regenerators, add/drop multiplexers, transmitters and receivers, wavelength translators and combiners, dense wave division components, network processors, maintenance interfaces, and the associated infrastructure (e.g., shelves, bays and support structures).

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d)   Nortel Networks may partially or wholly accept or refuse any Order for optical Products or Services without liability of any kind. Following any partial or whole refusal of such an Order, Customer shall receive a full credit toward its Volume Commitment proportionate to the amount refused unless such refusal was based upon Customer's then-current financial condition. If Nortel Networks refuses more than three unrelated Orders for optical Products and Services during the first year of the Term, excluding refusals based upon Customer's then-current financial condition, this Consideration for Optical Products provision shall no longer apply for future Orders and will be considered null and void. If any refusal described above is based upon Customer's then-current financial condition, Customer shall be afforded a reasonable opportunity to address any such concern with Nortel Networks.
e)   In the event that Customer breaches the Consideration for Optical Products and Services, Customer shall promptly pay Nortel Networks, as a liquidated damage and not as a penalty, an amount equal to ten percent (10%) of the value of the optical products and services purchased from the other vendor for each such breach. Subject to confidentiality requirements, if any, Customer shah provide adequate documentation relating to such purchases to Nortel Networks upon Nortel Networks' request.

4.   Consideration for Switch Products and Services
During the Term of this Agreement and in consideration of the discounts, terms and conditions provided to Customer in this Agreement, Customer hereby agrees that it will provide Nortel Networks with unbiased consideration with respect to its purchase/license of any switch products and services it requires or uses in the operation of any portion of its U.S. network ("Switch Exclusivity Requirement"). For the purposes of this Section, the switch products for such network shall include, but not be limited to, voice services type equipment. Used switch products that Customer acquires via total corporate mergers or total company acquisitions shall not be considered breaches of this provision; provided such used switch products were originally acquired directly from Nortel Networks.
b)   Prior to a purchase/license of any other vendor's switch products and services that it proposes to purchase/license, Customer shall consider Nortel Networks' switch Products and Services based its Requirements (as defined above). If Nortel Networks' switch Products and/or Services substantially meet all of the Requirements, then Customer shall purchase Nortel Networks' switch Products and/or Services. If Customer reasonably and good faith believes that Nortel Networks' switch Products and/or Services do not substantially meet all of the Requirements, then Customer may purchase such other vendor's solution without breach of this provision.
c)   Nortel Networks may partially or wholly accept or refuse any Order for switch Products or Services without liability of any kind. Following any partial or whole refusal of such an Order, Customer shall receive a full credit toward its Volume Commitment proportionate to the amount refused unless such refusal was based upon Customer's then-current financial condition. If Nortel Networks refuses more than three unrelated Orders for switch Products and Services during the Term, excluding refusals based upon Customer's then-current financial condition, this Consideration for Switch Products provision shall no longer apply for future Orders and will be considered null and void. If any refusal described above is based upon Customer's then-current financial condition, Customer shall be afforded a reasonable opportunity to address any such concern with Nortel Networks.
e) In the event that Customer breaches the Consideration for Switch Products and Services, Customer shall promptly pay Nortel Networks, as a liquidated damage and not as a penalty, an amount equal to ten percent (10%) of the value of the switch products and services purchased from the other vendor for each such breach. Subject to confidentiality requirements, if any, Customer shall provide adequate documentation relating to such purchases to Nortel Networks upon Nortel Networks' request.

5.   Changes to Orders
a)   The parties may, by mutual agreement, make changes to an Order ("Change"). The party asking for a Change shall describe in writing the details of the requested Change ("Change Order Request"). Nortel Networks shall provide in writing to Customer a summary of any and all adjustments to the charges and other changes/charges resulting from the Change Order Request.
b)   Customer may request a Change sixty (60) calendar days prior to the earliest scheduled ship date without incurring a Change Order fee. Requests for Change during the period (i) sixty (60) up to thirty (30) days prior to earliest scheduled ship date is subject to a Change Order fee equivalent to ten percent (10%) of the net price of the Products impacted by any such Change; and (ii) less than thirty (30) calendar days prior to the earliest scheduled ship date is subject to a Change Order fee equivalent to twenty (20%) of the net price of the Products impacted by any such Change. c) If a Customer-initiated Change Order Request affects work already performed, including, but not limited to, engineering or installation of Products, Nortel Networks shall invoice Customer for any associated expenses.
d)   In no event shall any Change be effective or acted upon in any way until such time as (i) an authorized representative of each party has agreed to the terms of the Change Order Request in writing based on the charges set forth in this Section and (ii) Nortel Networks receives an Order from Customer for any additional charges resulting from the Change Order Request.

6.   Electronic Commerce Programs
By enrolling in any Nortel Networks electronic commerce program, Customer agrees to comply with the terms of such program. The parties agree that all electronic Orders issued are equivalent to a written Order, are governed by the terms and conditions of this Agreement and that in the event of any conflict between this Agreement and the information contained in Customer's or Nortel Networks' electronic commerce website, this Agreement governs. Customer is responsible for the use and protection of all electronic commerce passcodes provided by Nortel Networks and agrees that all Orders submitted using such passcodes are valid and binding Orders authorized by Customer; provided, however, Customer shall not be responsible for the use of passcodes after Nortel Networks has received written notice from Customer that such passcodes have been misappropriated or are otherwise no longer secure. Nortel Networks shall have no liability to Customer due to Customer's failure to access Customer's or Nortel Networks' electronic commerce website or errors or failures relating to its operation.

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7.   Licensed Use of Software
Nortel Networks grants Customer a nonexclusive license to use a copy of the Software with the Products to the extent of the activation or authorized usage level. To the extent Software is furnished for use with designated Products or Customer furnished equipment ("CFE"), Customer is granted a nonexclusive license to use Software only on such Products or CFE, as applicable. Software contains trade secrets and Customer agrees to treat Software as Information as defined in Section 13. Customer will ensure that anyone who uses the Software does so only in compliance with the terms of this Agreement. Customer shall not a) use, copy, modify, transfer or distribute the Software except as expressly authorized; b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; c) create derivative works or modifications unless expressly authorized; or d) sublicense, rent or lease the Software. Licensors of intellectual property to Nortel Networks are beneficiaries of this provision. Upon termination or breach of the license by Customer or in the event designated Product or CFE is no longer in use in Customer's network, this license terminates and Customer will promptly return the Software to Nortel Networks or certify its destruction. Nortel Networks may audit by remote polling or other reasonable means to determine Customer's Software activation or usage levels. With respect to Third Party Software, Customer agrees to abide by the terms provided by Nortel Networks with respect to any such software. Customer further agrees that the terms contained in any Nortel Networks or third party "shrink wrap" or "click" licenses shall govern the use of such software.

8.   Charges and Payment
a)   Amounts, less any disputed amounts, are due and shall be paid by Customer within thirty (30) days from receipt of invoice. Invoicing disputes must be identified in writing within thirty (30) days of invoice receipt. Any disputed amounts that are determined to be validly billed by Nortel Networks are due for payment based upon the original invoice date. In the event of non-payment of undisputed amounts, Nortel Networks may suspend performance, product shipments or otherwise terminate an Order or this Agreement; provided that, Nortel Networks has provided Customer with written notice of such non-payment and afforded Customer five (5) business days to cure prior to taking any such action. Customer shall pay interest on any late payments (excluding validly disputed amounts) at the rate of 18% per annum (1 l/2 % per month). Additional charges shall apply for shipping, insurance and special handling. Charges for Software may be based on extent of use authorized as specified in a Supplement or invoice. Customer agrees to pay the charges applicable for any activation or usage beyond the authorized level. If any authority imposes a tax, duty, levy or fee, excluding those based on Nortel Networks' income or personal property taxes assessed for each Product prior to initial delivery to Customer, upon a Product or Service supplied by Nortel Networks under this Agreement, Customer agrees to pay that amount as specified in the invoice, or supply exemption documentation at the time of Order submission. Customer is responsible for personal property taxes for each Product from the date of initial delivery to Customer. Customer consents without qualification to the sale of receivables, in whole or in part, including all or any part of any associated rights, remedies, and obligations, by Nortel Networks without further notice and authorizes the disclosure of this Purchase and License Agreement and Supplements as necessary to facilitate such sale.
b)   Except for Orders for DMS Switch Products that include associated installation Services, Nortel Networks shall invoice Customer one hundred percent (100%) of the price of the Products upon shipment of the Products and one hundred percent (100%) of the Services upon completion unless the Service continues beyond thirty days, in which case Nortel Networks shall invoice Customer at the end of each month for Services performed in that month.
c)   Certain reoccurring Services (for example, Maintenance Services) may be invoiced in advance of the performance of such Services.
d)   With respect to Orders for DMS Switch Products that include installation Services therefor, Nortel Networks shall invoice Customer in accordance with the following schedule: (i) one hundred percent (100)% of the DMS Switch Products shall be invoiced at shipment; and ; (ii) one hundred percent (100%) of the Services upon completion unless the Service continues beyond thirty days, in which case Nortel Networks shall invoice Customer at the end of each month for Services performed in that month.

9.   Warranty
a)   Nortel Networks warrants that Hardware i) is free from defects in materials and workmanship and ii) substantially conforms to Nortel Networks' specifications. If Hardware does not function as warranted during the warranty period, Nortel Networks will use commercially reasonable efforts to respond promptly and in any event Nortel Networks will commence to cure in accordance with Nortel Networks' standard response times, to either i) make it do so, or ii) replace it with equivalent Hardware.
b)   Nortel Networks warrants that when Software is used in the specified operating environment it will substantially conform to its specifications and is free from material and service-affecting defects. If Software does not function as warranted during the warranty period, Nortel Networks will provide a suitable fix or workaround or will replace the Software; provided Software is within one software release level of the then-current software.
c)   Services will be performed in a professional and workmanlike manner. If Services are not performed as warranted and Nortel Networks is notified in writing by Customer within 30 days, Nortel Networks will re-perform the non-conforming Services and use commercially reasonable efforts to respond promptly to such notification. Nortel Networks will commence to cure in accordance with Nortel Networks' standard response times.
d)   The warranty period for Hardware and Software shall be the warranty period identified in the Nortel Networks Warranty Matrix in effect at the time of Customer's Order. In the event Nortel Networks determines that, during an applicable Warranty Period, repair or replacement as set forth in this Section cannot be made using commercially reasonable efforts, Nortel Networks will give Customer a credit equal to the amount Customer paid for such Hardware or Software, as applicable.

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e)   No warranty is provided for i)  supply items normally consumed during Product operation; ii) failures caused by non-Nortel Networks products; iii) failures caused by a Product's inability to operate in conjunction with other Customer hardware or software unless, prior to delivery of the respective Product, the parties have agreed in a formal written amendment to this Agreement that such Product will so operate; or iv) performance failures resulting from services, including installation, not performed by Nortel Networks or Customer's use of unauthorized parts or components. Warranty will be voided by any of the following that was not caused directly by Nortel Networks: misuse, accident, damage, alteration or modification, failure to maintain proper physical or operating environment, use of unauthorized parts or components, or improper Customer installation or maintenance. Software is not warranted to operate uninterrupted or error free.
f)   Nortel Networks provides Third Party Vendor Items on an "AS IS" BASIS WITHOUT WARRANTIES OF ANY KIND, unless Nortel Networks specifies otherwise. However, such Third Party Vendor Items may carry their own warranties and Nortel Networks shall pass through to Customer any such warranties to the extent authorized.
THESE WARRANTIES AND LIMITATIONS ARE CUSTOMER'S EXCLUSIVE WARRANTIES AND SOLE REMEDIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.   Warranty Service
During the warranty period, Nortel Networks provides certain types of warranty services without charge for specified Products to correct Product defects or to bring them up to conformance with Nortel Networks published specifications. Nortel Networks will inform Customer of the types of warranty services available to Customer, which are consistent with Nortel Networks standard practices and response times. Customer will obtain Nortel Networks' concurrence prior to returning any Product and must reference a return material authorization number issued by Nortel Networks on documentation accompanying such returned Product. Customer agrees to ship Product prepaid and suitably packaged to a location Nortel Networks designates. Nortel Networks will return the Hardware to Customer at Nortel Networks' expense. Nortel Networks is responsible for loss of, or damage to, Customer Hardware while it is a) in Nortel Networks' possession or b) in transit back to Customer. Any returned Hardware becomes Nortel Networks' property and, subject to Nortel Networks' receipt of the exchanged Hardware, its replacement becomes the Customer's property. The replacement Hardware may not be new, but will be in working order and equivalent to the item exchanged. If Nortel Networks provides Customer with replacement Product in advance of receiving the Product requiring repair, Customer agrees to return the Product requiring repair within thirty (30) calendar days from the ship date of the replacement Product. Title and risk of loss for replacement Product(s) will pass upon the earlier of delivery to the Customer or prior to importation to destination country. If Customer fails to return such Product within thirty (30) days of receipt of the replacement Product, Nortel Networks will not accept such returned Product and will invoice Customer the then-current list price for the replacement Product received. Customer shall make payment within thirty (30) days from Nortel Networks' invoice therefor. The warranty period for the Hardware shall be the greater of ninety (90) days from the date of repair or replacement or the remaining Hardware warranty period. Customer agrees to ensure that exchanged Hardware is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered. Where applicable, before Nortel Networks provides warranty services, Customer agrees to a) follow the problem determination, problem analysis, and warranty services request procedures that Nortel Networks provides; b) secure all programs and data contained in Hardware; and c) inform Nortel Networks of changes in the Hardware's location. Services to supplement the warranty and Post-warranty Services, including advance shipment of replacement parts, may be available at Nortel Networks' then-current prices and policies.

11.   Title and Risk of Loss
Title and risk of loss for ordered hardware shall pass from Nortel Networks to Customer upon delivery to the carrier. Until receipt of the applicable amounts due from Customer hereunder, Customer grants to Nortel Networks a continuing purchase money security interest ("PMSI") in the Products sold and/or licensed under this Agreement and agrees to support Nortel Networks in the perfection of such interest. Customer authorizes Nortel Networks to file financing or continuation statements, including amendments thereto, relating to the Products without the signature of Customer where permitted by law. The PMSI so granted in each Product shall terminate upon Nortel Networks' irrevocable receipt of payment in full for such Product and no PMSI shall continue or attach to any Product or other good sold to Customer for which Vendor has received full payment. Upon written request by Customer and Nortel Networks' receipt of the applicable amounts due from Customer hereunder, Nortel Networks will initiate removal of the associated UCC-1 for such Products pursuant to applicable law.

12.   Implementation and Installation Services
Unless otherwise agreed to by the parties, Customer agrees to provide, during normal business hours, free, safe and reasonably sufficient access to Customer's facilities, data information and personnel and a suitable physical environment meeting Nortel Networks' reasonably specified requirements to permit the timely delivery and installation of Products and/or performance of Services, including the recovery of Nortel Network tools. Nortel Networks may subcontract any portion or all of the Services to subcontractors selected by Nortel Networks, but no such subcontract shall relieve Nortel Networks of its responsibilities hereunder. Nortel Networks will perform its responsibilities in accordance with the standard Nortel Networks Statement of Work where applicable. Nortel Networks will successfully complete its standard installation and commissioning procedures before it considers Products installed. Nortel Networks may make alterations to any Product and Service as necessary to comply with specifications, changed safety standards or governmental regulations, to make a Product non-infringing with respect to any patent, copyright, trade secret or other proprietary interest, or to otherwise improve a Product or Service.   Customer is responsible for i) the results obtained from the use of Products and Services; ii) integration and interconnection with and configuration of Customer's hardware and/or third party hardware and/or systems; and iii) installation of Furnish-only Products. All configuration assistance provided by Nortel Networks is without warranty or guarantee of any kind. Customer shall be responsible for the accuracy and completeness of all data and information that it provides or causes to be provided to Nortel Networks. In the event that there are any delays by either party in fulfilling its responsibilities as stated above, or there are errors or inaccuracies in the information provided, the other party shall be entitled to appropriate schedule and pricing adjustments, including, but not limited to any warehousing and other resulting costs.

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13.   Confidential Information
a)   Confidential information ("Information") means i) Software and Third Party Software; and ii) all business, technical, marketing, information related to network architecture and financial information and data that is clearly marked with a restrictive legend of the disclosing party ("Discloser").
b)   The party receiving Information ("Recipient") will use the same care and discretion, but not less than reasonable care, to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Information only to i) its employees and employees of its parent, subsidiary or affiliated companies who have a need to know for purposes of carrying out this Agreement; and ii) any other party with the Discloser's prior written consent. Customer hereby consents and permits Nortel Networks to disclose this Agreement to Flextronics Telecom Systems Ltd. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.
c)   The Recipient may disclose Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order.
d)   No obligation of confidentiality applies to any Information that the Recipient i) already possesses without obligation of confidentiality; ii) develops independently; or iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.
e)   The release of any advertising or other publicity relating to this Agreement requires the prior approval of both parties.

14.   Patents and Copyrights
If a third party claims that Nortel Networks Hardware or Software or Services provided to Customer under this Agreement infringes that party's intellectual property rights, Nortel Networks will indemnify, defend and hold Customer harmless against that claim at Nortel Networks' expense and pay all costs, external expenses, reasonable attorney's fees, and damages that a court finally awards or are agreed in settlement, provided that Customer a) promptly notifies Nortel Networks in writing of the claim and b) allows Nortel Networks to control, and cooperates with Nortel Networks in, the defense and any related settlement negotiations.    If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Customer to continue to use the Hardware or Software or Services, or to modify it, or to replace it with equivalent Hardware or Software or Services. If Nortel Networks determines that none of these options is reasonably available, Customer agrees to return the Hardware or Software or the deliverable associated with the Services to Nortel Networks on Nortel Networks' written request. Nortel Networks will then give Customer a credit equal to Customer's net book value for the Hardware or Software or Services provided Customer has followed generally-accepted accounting principles. Additionally, in the event Customer agrees to return the Products or the deliverable associated with the Services to Nortel Networks as a result of an alleged claim as described in this Section, then, if applicable, and to the extent of the impacted Products and/or Services only (i) Customer will be excused from further obligation to satisfy the commitment(s) as set forth in either Section 3 (Consideration of Optical Products and Services) and 4 (Consideration for Switch Products and Services), as applicable; and (ii) Customer's Volume Commitment shall be reduced proportionately by the forecasted amount of purchases to be made by Customer for such Products and Services. Any such claims against the Customer or liability for infringement arising from use of the Hardware or Software following a request for return by Nortel Networks are the sole responsibility of Customer. This represents Customer's sole and exclusive remedy regarding any claim of infringement. Nortel Networks has no obligation regarding any claim based on any of the following: a) anything Customer provides which is incorporated into the Hardware or Software; b) compliance by Nortel Networks with the Customer's specifications, designs or instruction; c) the amount of revenues or profits earned or other value obtained by the use of a Product by Customer; d) the lost revenues or profits of third parties arising from the Customer's use of a Product; e) Customer's modification of Hardware or Software; f) the combination, operation, or use of Hardware or Software with other products not provided by Nortel Networks as a system, or the combination, operation, or use of Hardware or Software with any product, data, or apparatus that Nortel Networks did not provide unless, prior to delivery of the respective Product, the parties have agreed in a formal written amendment to this Agreement that such Product will so operate; g) the Customer's failure to install or have installed changes, revisions or updates as instructed by Nortel Networks; or h) infringement by a Third Party Vendor Item alone, as opposed to its combination with Products Nortel Networks provides to Customer as a system. If Third Party Vendor Items carry their own patent and copyright infringement protections, Nortel Networks shall pass through to Customer any such protections to the extent authorized.

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15.   Limitation of Liability
In no event shall either party or its agents or suppliers be liable to the other party for more than the amount of any actual direct damages up to the greater of U.S. $100,000 (or equivalent in local currency) or the charges for the Product or Services paid or payable hereunder, including any associated interest that may accrue pursuant to this Agreement, that are the subject of the claim, regardless of the cause and whether arising in contract, tort (including negligence) or otherwise. This limitation will not apply to (i) claims for damages for bodily injury (including death) and damage to real property and tangible personal property for which a party is legally liable, (ii) breaches by either party of the confidentiality provisions of this Agreement, (iii) breach by Customer of the software licensing provisions of this Agreement, and (iv) payments as set forth in Section 12 Patents and Copyrights. IN NO EVENT SHALL NORTEL NETWORKS OR ITS AGENTS OR SUPPLIERS BE LIABLE FOR ANY OF THE FOLLOWING: a) DAMAGES BASED ON ANY THIRD PARTY CLAIM EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SECTION 12; b) LOSS OF, OR DAMAGE TO, CUSTOMER'S RECORDS, FILES OR DATA; OR c) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EXCEPT FOR A BREACH BY NORTEL NETWORKS OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, EVEN IF NORTEL NETWORKS IS INFORMED OF THEIR POSSIBILITY. EXCEPT FOR BREACHES OF THE CONFIDENTIALITY OR SOFTWARE LICENSING PROVISIONS OF THIS AGREEMENT, CUSTOMER SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF CUSTOMER IS INFORMED OF THEIR POSSIBILITY.

16.   Training Credits
a)   Nortel Networks shall make training available to Customer with respect to the operation, configuration, installation, service, maintenance and support of the Products at current Nortel Networks prices and at Nortel Networks facilities, subject to course and class availability. Upon the request of Customer, Nortel Networks shall provide to Customer such training as Customer requests, at a time and place mutually agreed upon and at the prices to be quoted for such training. Nortel Networks training products and services are listed at the Nortel Networks website for technical training http: //www.nortelnetworks. com/knowledgeservices ("Nortel Networks Website for Technical Training"). The training policies as listed at the Nortel Networks Website for Technical Training shall apply. Nortel Networks may change, modify, update and/or add training programs as new Products or Product features/releases are made available. Prices shall be subject to change by Nortel Networks.
b)   Customer shall bear the cost of transportation, meals, lodging or other incidental expenses of Customer's personnel to, from and during training.
c)   Nortel Networks shall provide Customer with "Training Bank Dollars" that Customer may apply toward tuition costs for Nortel Networks training products and services, provided that Customer notifies Nortel Networks of its intent to apply Training Bank Dollars toward tuition costs for training prior to Nortel Networks' issuance of invoices for such training. The "Training Bank Dollars" may be applied to all training media offerings, including (but not limited to) Nortel Networks instructor-led classroom training at a Nortel Networks facility, Nortel Networks instructor-led classroom training at the Customer location (Customer site training), self-paced training, and eLearning training medias. The "Training Bank Dollars" will be allocated to the Training Bank quarterly and the amount of "Training Bank Dollars" Customer accrues during the Term shall equal five thousand, two hundred and fifty dollars ($5,250.00) for every one million dollars ($l,000,000.00USD) Customer spends on Nortel Networks' optical and DMS Products, excluding Third Party Vendor Items. Customer shall not accrue Training Bank Dollars for Services, other Products or for any Third Party Vendor Items, including, without limitation, optical and DMS Third Party Vendor Items. The "Training Bank Dollars" will expire twenty-four (24) months after allocation to the Training Bank.
d)   Any training tuition charges which Customer does not satisfy by application of "Training Bank Dollars" shall be payable by Customer to Nortel Networks at the prices quoted at the Nortel Networks Website for Technical Training and Customer shall render payment within thirty (30) days of receipt of such invoice. The payment method identified in the student registration record on the first day of class is the payment method that will prevail for course charges.
e)   Nortel Networks may, at its sole and exclusive discretion, attempt to meet any reasonable request by Customer for a course other than the courses listed at the Nortel Networks Website for Technical Training, ("Customized Training"). The price for Nortel Networks to modify existing training courses/materials or to design new training materials for Customer will be quoted to Customer on a per request basis. Customer may pay for "Customized Training" with "Training Bank Dollars" or Nortel Networks shall invoice the value of the Customized Training and Customer shall render payment within thirty (30) days of receipt of such invoice.
f)   The availability of any training course to Customer as set forth above shall be subject to the prerequisite policy identified by Nortel Networks at the Nortel Networks Website for Technical Training. Nortel Networks training materials are proprietary and copyrighted information. Any use or replication of this material must have written consent by Nortel Networks' Knowledge Services organization.
THE TRAINING MATERIALS AND ANY SUPPORT OR OTHER SERVICES WHICH MAY BE PROVIDED BY NORTEL NETWORKS SHALL BE PROVIDED WITHOUT WARRANTY OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NORTEL NETWORKS DOES NOT WARRANT THAT THE TRAINING MATERIALS WILL BE ERROR-FREE OR THE STUDYING OF THE TRAINING MATERIALS WILL QUALIFY ANY PERSON TO PERFORM ANY FUNCTIONS COVERED BY THE INSTRUCTIONAL MATERIALS. NORTEL NETWORKS SHALL HAVE NO OBLIGATION TO UPDATE OR MONITOR THE USE, REPRODUCTION, OR DISTRIBUTION BY CUSTOMER OR ANY THIRD PARTIES OF SUCH TRAINING MATERIALS. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL NORTEL NETWORKS BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER RELATED TO TRAINING MATERIALS AND ANY SUPPORT OR OTHER RELATED SERVICES.

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17.   Certification
a)   Customer shall, at its expense, ensure that any Nortel Networks switch that (i) consists of non-Nortel Networks provided equipment, either in whole or in part, or (ii) was not acquired directly from Nortel Networks, has an acceptable Nortel Networks software release and has a current baseline Nortel Networks software release (to the circuit pack level). Such Nortel Networks switch must also be in a fully Nortel Networks-supported Hardware configuration. If non-Nortel Networks provided equipment is added to a previously certified or warranted switch, the switch must be re-certified by Nortel Networks, at Customer's cost and expense, after each such addition. Customer's performance of any installation services invalidates the previous certification and any warranties. A Nortel Networks switch must have a Nortel Networks software load within one (1) of the current release as well as the hardware required to support the load. If such software load is a lower release than required, the Nortel Networks switch must be certified on the lower release load first, with the Customer's agreement to purchase the current Nortel Networks Generally Available (GA) software release if the certification is successful.
b)   Customer is responsible for the cost of the certification as well as the following: (i) any costs associated with ensuring that the Nortel Networks products to be certified meet pre-certification requirements; (ii) any costs for replacement hardware required due to a failure of such hardware during the certification process; (iii) any costs associated with correcting issues identified during the certification; (iv) subsequent certifications by Nortel Networks after Customer corrects issues identified during the previous certification; and (v) any other costs that are outside the scope of work described herein.

CERTIFICATION SERVICES DO NOT IMPLY ANY WARRANTIES ON THE SWITCH. COMPLETION OF CERTIFICATION DOES NOT TRANSFER THE RIGHT TO USE ANY PREVIOUSLY UNLICENSED SOFTWARE.

18.   Force Majeure
If the performance of this Agreement, or of any obligation hereunder except for the obligations set forth in Section 8 (Charges and Payment) is prevented, restricted or interfered with by reason of fires, breakdown of plant, labor disputes, embargoes, government ordinances or requirements, civil or military authorities, acts of God or of the public enemy, acts or omissions of carriers, inability to obtain necessary materials or services from suppliers, or other causes beyond the reasonable control of the party whose performance is affected ("Force Majeure"), then the party affected, upon giving prompt notice to the other party, shall be excused from such performance on a day-for-day basis to the extent of such prevention, restriction, or interference (and the other party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such party's obligations relate to the performance so prevented, restricted or interfered with); provided that the party so affected shall use reasonable efforts to avoid or remove such cause of nonperformance and both parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease.

19.   Termination
a)   Either party may terminate this Agreement, and in whole or in part, by providing sixty (60) day advance written notice (a "Termination Notice") to the other party, upon the occurrence of any of the following events: (i) if the other party becomes insolvent or subject to any proceeding under the federal bankruptcy laws or other similar laws for the protection of creditors and such proceeding shall not have been dismissed prior to the termination date; (ii) if the other party materially breaches a material provision or obligation of this Agreement and such breach is not commenced to be cured within ninety (90) days of receipt of written notice. Notwithstanding, the party in breach shall use commercially reasonable efforts to cure any such material breach as soon as reasonably practicable from its receipt of written notice. Such rights of termination are in addition to Nortel Networks' other rights of termination as set forth elsewhere in this Agreement.
b)   In the event of a termination as described in this Section or elsewhere in this Agreement, Nortel Networks may invoice Customer for any fees related to Customer's failing to satisfy any of its purchase obligations as set forth in the Agreement, including, without limitation, the Volume Commitment, the Consideration for Optical Products and Services and the Consideration for Switch Products and Services. Nothing contained in this Section shall preclude Nortel Networks from invoicing Customer for any other amounts that are due and owing, including, but not limited to, fees related to any Products or other deliverables provided or Services performed up to the termination date.

20.   General
a)   Customer agrees not to assign, or otherwise transfer this Agreement or Customer's rights under it, or delegate Customer's obligations, without Nortel Networks' prior written consent, and any attempt to do so is void. Notwithstanding anything to the contrary contained herein, Customer may transfer or assign this Agreement to any entity that acquires all or substantially all of its capital stock and assets; provided that, such transferee or assignee (i) is not a competitor of Nortel Networks; (ii) has not materially breached past agreements with Nortel Networks or its parent or affiliated companies and is not otherwise engaged with Nortel Networks or its parent or affiliated companies in an agreement for the purchase, license and/or supply of Nortel Networks products or services; (iii) agrees in writing to abide by all of the terms of this Agreement, including, but not limited to, the software licensing and confidentiality provisions; and (iv) satisfies Nortel Networks' credit criteria. Customer represents and warrants that it is buying Products and/or Services for its own internal use and not for resale. Both parties agree to comply with all applicable laws including all applicable export and import laws and regulations. Except for non-payment, neither Customer nor Nortel Networks will bring a legal action under this Agreement more than two years after the cause of action arose. In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

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PURCHASE AND LICENSE AGREEMENT

b)   The terms and conditions of this Agreement, including any Supplement(s) and Annexes, form the complete and exclusive agreement between Customer and Nortel Networks and replace any prior oral or written proposals, correspondence or communications regarding the subject matter hereof. In the event of a conflict between this Purchase and License Agreement and a Supplement, the terms in any Supplement(s) prevail. In the event of a conflict between this Purchase and License Agreement and a Statement of Work, the terms in this Purchase and License Agreement shall prevail. Any changes to this Agreement must be made by mutual agreement in writing. All Customer's rights and all of Nortel Networks' obligations are valid only in the country in which the Products and Services were supplied; the laws of the State of Texas govern this Agreement, exclusive of its conflict of laws provisions; and nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
c) The parties hereby agree to terminate the existing Master Purchase Agreement, dated November 23, 1999, between the parties, as amended (the "MPA"), as of the effective date of this Agreement, except for any surviving terms and conditions; provided that, the terms of the MPA will continue to apply to any outstanding purchase orders and unresolved claims thereunder. Notwithstanding the preceding, the parties herby agree that all provisions related to minimum purchase commitments of Customer under such MPA (including, without limitation, Sections 2, 3, and 6 of such MPA) are declared void and shall be unenforceable. Upon full execution of this Agreement by the parties, Nortel Networks hereby waives all claims related to any failure of Customer to satisfy its such purchase commitments under the MPA; provided that, such waiver shall not release Customer from any of its other obligations of the MPA, including, without limitation, its payment obligations and associated responsibilities for purchase orders issued under the MPA.

GRANDE COMMUNICATIONS NETWORKS, INC.

By:     /s/ Joe Ross
Name:     Joe Ross
Title:     President
Address:     401 Carlson Circle San Marcos TX 78666
State of Incorporation:     Delaware
Tax I.D. Number:     52-2229928
Date:     1/11/05

NORTEL NETWORKS INC.

By:     /s/ Lance Levin
Name:     Lance Levin
Title:     Counsel
Address:     2221 Lakeside Blvd, Richardson, TX 75082-4395
Date:     1-24-05

OCD# 25154

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